SUPPLY AGREEMENT

This Supply Agreement ("this "Agreement"), entered into as of this 1st day of April, 1999, between UNIQUE POWER PRODUCTS, INC., a Colorado corporation ("UPP") with its principal place of business at Frederick, Colorado, UNIQUE MOBILITY, INC., a Colorado corporation, ("Unique") with its principal place of business at Golden, Colorado, and INVACARE CORPORATION, an Ohio corporation ("Invacare") with its principal place of business at Elyria, Ohio.

WITNESSETH:

WHEREAS, Unique Mobility, Inc., parent of UPP, and Invacare have entered into a business relationship for the development and manufacture of gearless motors including a License Agreement dated July 23, 1997 (the "License Agreement") for the exclusive use of certain gearless motor technology in Medical Products (as defined in the License Agreement);

WHEREAS, UPP desires to manufacture and sell and Invacare desires to purchase and take delivery of certain gearless motors for use on motorized wheelchairs;

WHEREAS, motors are an essential component in the manufacturing processes utilized by Invacare and an assured source of supply of gearless motors, manufactured to exacting specifications, is of critical importance to Invacare; and

WHEREAS, UPP and Invacare desire to define the terms and conditions by which UPP shall serve as Invacare's primary, assured source of supply for gearless motors and Invacare shall make purchase commitments upon which UPP may justifiably rely;

NOW, THEREFORE, in consideration of the representation, warranties, covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and with intent to be legally bound hereby, the parties agree as follows:

I. Certain Definitions

The following terms shall have the meanings set forth herein:

1.1 "Contract Year" shall mean each consecutive twelve (12) month periods commencing with the first date of the month following (1) the acceptance of motors by Invacare and (2) UPP having fully operational manufacturing facilities for the production of Motors.

1.2 "License Agreement" shall mean the agreement between Invacare and Unique Mobility, Inc. dated July 23, 1997.

1.3 "Motor" shall mean the gearless motor for use on motorized wheelchairs to be produced by UPP in accordance with the Specifications and any improvements thereto developed during this agreement and sold to Invacare under this Agreement.

1.4 "Specifications" shall mean the specifications relating to Motors required and specified by Invacare as set forth in Exhibit 1.4 attached hereto (which may be supplemented or modified from time to time by mutual agreement of the parties) and with which the Motors sold under this Agreement shall comply.

1.5. "Term" shall mean the period of time consisting of the Original Term (as defined in Section 3.1) plus any Renewal Terms or, Additional Term (as defined in Section 3.2).

1.6 "Tooling" means the tools and equipment and the drawings, patterns and specifications of such tools and equipment described in Exhibit 1.6 attached hereto, as well as any additional tools as may be agreed upon between the parties from time to time.

II. Sale and Purchase Obligations

In accordance with the terms of this Agreement, Invacare and UPP hereby agree as follows:

2.1 Purchase Obligations. During the Term of this Agreement, UPP shall manufacture, sell and deliver to Invacare, and Invacare shall purchase and accept from UPP, quantities of Motors as follows:

(a) during each Contract Year, Invacare shall purchase from UPP a minimum number of [* MATERIAL OMITTED AND SEPARATELY FILED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST*] Motors and such greater numbers of Motors as are specified in Release Orders issued by Invacare and approved by UPP pursuant to Section 4.1 hereof; and

(b) during each of the Contract Years of the Renewal Term, Invacare shall purchase minimum quantities of [* MATERIAL OMITTED AND SEPARATELY FILED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST*] Motors at a price of less than [* MATERIAL OMITTED AND SEPARATELY FILED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST*] per motor. The annual quantities and prices for each Contract Year of the Renewal Term shall reflect cost reductions achieved by UPP and will be negotiated in good faith and agreed upon during the 120 day notice period pursuant to Section 3.2 of this agreement.

2.2 Contract Year Forecast. At least fifteen (15) days prior to the commencement of each calendar quarter (other than the first calendar quarter) during each Contract Year, Invacare shall provide UPP with a good faith revision and update of the annual estimate for the remainder of the Contract Year. The parties specifically agree that Invacare's estimate is furnished only to assist UPP in scheduling production and shall not create any obligation on Invacare to purchase or UPP to supply quantities approximating the estimate if such quantities are not actually agreed to pursuant to Section 4.1 hereof

III. Term of Agreement

3.1 Original Term. The original term of this Agreement shall commence as of the date hereof (the "Effective Date") and shall continue up to and including two Contract Years (the "Original Term").

3.2 Renewal Term: Additional Terms. By written notice delivered to UPP at least 120 days prior to the expiration of the Original Term, Invacare may elect, in its sole discretion, to extend the term of this Agreement for an additional period of three (3) years (the "Renewal Term"). Thereafter, this Agreement may be extended for such additional periods and under such terms (collectively, the "Additional Term") as UPP and Invacare shall, by mutual written agreement, determine.

3.3 Permitted Purchases. With respect to any Contract Year, UPP and Invacare shall be entitled to purchase Motors from any third party without liability to UPP under this Agreement because of any such purchases, so long as Invacare purchases by the end of any such Contract Year the Minimum Quantity of Motors set forth in 2.1(b) of this Agreement from UPP but subject to any royalty payments required under the License Agreement. The parties agree that nothing in this Agreement affects in any way Invacare's rights with respect to the purchase of other motors. This Agreement relates solely to Motors as defined herein.

IV. Terms and Conditions of Sale

4.1 Release Order. Invacare shall order all amounts of Motors being purchased under this Agreement by delivering to UPP a blanket release order (the "Release Order"), in the form set forth in Exhibit 4.1 attached to this Agreement, to be delivered to UPP on or before the last day of each calendar quarter during the term hereof. Each Release Order shall specify at least (i) the aggregate amount ordered, (ii) the date of required delivery (which shall not be less than ninety (90) days after the date of delivery of the Release Order) and the quantity to be delivered on such date and (iii) any other terms not inconsistent with the terms of this Agreement that are approved by UPP. Each Release Order must be approved by UPP. Notwithstanding the provisions of any other acknowledgment, invoice or other document or instrument of UPP or Invacare, or any statement by any agent or employee of UPP or Invacare, now or hereafter executed, all sales of Motors by UPP to Invacare will be subject to and in accordance with the terms of (i) this Agreement and (ii) to the extent not inconsistent with this Agreement, the terms of the applicable Invacare Release Order, executed under this Agreement. Any motors ordered by Invacare from UPP but not supplied by UPP shall be included in the minimum quantity as set forth in Section 2.1 (a) and (b) of this Agreement.

4.2 Delivery Terms: Time of the Essence. UPP acknowledges and agrees that with respect to the delivery dates specified in any Release Order TIME IS OF THE ESSENCE. UPP agrees to deliver Motors no more than two days before, and zero days after the date specified in the applicable Invacare Release Order for such Motors. Unless otherwise expressly provided in the applicable Release Order, delivery will be. F.O.B., UPP's plant, Frederick, Colorado.

4.3 Title and Risk of Loss. Title to and risk of loss on all of the Motors shipped by UPP to Invacare shall not pass to Invacare until inspection and acceptance of such Motors by Invacare in accordance with the terms of this Agreement. During the Term of this Agreement, UPP will maintain in accordance with the terms of this Agreement sufficient insurance to cover its risk of loss with respect to Motors ordered under this Agreement and naming Invacare as an additional insured and loss payee as its interest may appear in ordered Motors. Upon written request from Invacare, UPP shall furnish Invacare with appropriate certificates of such insurance which certify the existence of such insurance and stipulate that no less than thirty (30) days notice shall be given to Invacare prior to any termination or reduction of the limits of coverage.

4.4 Acceptance and Inspection of Motors. Any Motors delivered to Invacare on or before the delivery date set forth in the Release Order shall be deemed to have accepted by Invacare on the tenth day after such delivery unless prior to that date Invacare shall have notified UPP that such Motors are defective or do not conform to the Specifications. Inspection and tests of Motors by Invacare may, at Invacare's option, be made either at UPP's plant or the point of destination. In no event shall payment be deemed to constitute acceptance. Acceptance by Invacare of all or any commercial unit of Motors delivered pursuant to any particular Release Order or accepted by Invacare after the delivery date specified therein shall not (i) relieve UPP from any of its obligations and warranties hereunder, (ii) bind Invacare to accept future shipments of Motors or (iii) deprive Invacare of, or constitute a waiver of, any right or remedy which it may otherwise have under this Agreement or under law including the right to return Motors already accepted.

4.5 Nonconforming Motors. If inspection discloses that any Motors delivered to Invacare are not in accordance with Specifications or fail to meet the warranties contained in Section 6.1 of this Agreement, UPP, upon notice from Invacare of such nonconformity or failure given timely pursuant to Section 4.4 hereof, shall correct or replace such Motors at UPP's expense. Such correction and replacement shall include all Invacare's costs and expenses incurred in the replacement of said motors including product recall at the sole discretion of Invacare. After timely receipt by UPP of Invacare's notice of noncompliance or failure, all Motors which are the subject of the notice shall be the responsibility of UPP, and UPP shall bear the risk of loss with respect to such Motors. Invacare may, and at UPP's direction shall, return such Motors to UPP at UPP's risk, and all transportation and handling charges, both to and from the original destination, shall be paid by UPP. Any payment for such Motors shall be refunded by UPP unless UPP promptly corrects or replaces the same at its expense and within the time period set forth herein. Return of any defective Motors by Invacare shall not be deemed a waiver of any right or remedy which Invacare may have as a result or in connection with the existence of such defect or defects.

4.6 Motor Purchase Price.

(a) Pricing. Except as otherwise provided in this Section 4.6, the purchase price to be paid by Invacare for each Motor hereunder (the "Purchase Price") will be the sum of [* MATERIAL OMITTED AND SEPARATELY FILED PURSUANT TO CONFIDENTIAL TREATMENT REQUEST*] per unit (F.O.B. UPP's Plant, Frederick, Colorado) during the first and second Contract Year of this Agreement.

(b) Offer from Other Manufacturer. If during any Contract Year of the Renewal Term, Invacare receives a bona fide competitive offer for motors from a third party manufacturer (whether solicited by Invacare or offered without solicitation ) for substantially equivalent quantities of product with specifications substantially equivalent to the Specifications applicable to Motors and at a price less than that agreed upon under the terms of this Section 4.6(b); then:

(i) UPP shall be entitled to a right of first refusal to match any such competitive pricing quoted to Invacare regarding the remaining Minimum Quantity for that Contract Year; and

(ii) in the event UPP does not elect to match such competitive price quote, the Renewal Term shall, at the election of Invacare:

(x) terminate this Agreement thirty (30) days after Invacare's notice to UPP of such competitive bid with Invacare thereafter being entitled to purchase Motors from such third party without any liability to UPP under this Agreement by reason of such purchase but subject to any royalty payments required under the License Agreement, or

(y) continue for the remainder of its term.

(c) Most Favored Customer Status. The purchase price for Motors purchased by Invacare during this agreement shall not be less favorable than the price currently or hereafter extended to any other customer of UPP for Motors sold by UPP with specifications substantially equivalent to the Specifications. In the event that, during the Term of this Agreement, UPP establishes or offers a lower price for the sale of such product, UPP agrees to offer such lower price to Invacare during the period such lower price is in effect and subject to such other terms and conditions applicable to the lower price. From time to time, Invacare may request that UPP certify that it is not selling such product to any of UPP's other customers at a price that is lower than the price Invacare is then paying for Motors.

(d) Disputes. In the event of any dispute between the parties as to any computation relating to a reduction in the Purchase Price, the parties agree to abide by the determination of an accounting firm, agreed upon by the parties.

(e) Exclusivity For so long as Invacare purchases the Minimum Quantity of Motors set forth in Section 2.1(a) and (b) of this Agreement, UPP and its affiliates agrees that, during the Term, Renewal Term, and any Additional Term as defined in Section Three of this Agreement, it will not (i) disclose the design or Specifications of the Motors to any third party in the health care field other than Invacare or (ii) sell, lease or otherwise dispose of any Motors to any party in the health care field other than Invacare. This Section 4.6(f) shall be of no force or effect if UPP terminates this Agreement as a result of a material breach by Invacare.

4.7 Invoicing. Invoices, bills of lading and other shipping notices shall be in accordance with Invacare's special instructions, if any, as specified in the applicable Release Order and shall, in any event, contain the Release Order number.

4.8 Payment. Payment of the purchase price for Motors to UPP shall be due thirty (30) days after receipt by Invacare of UPP's invoice or receipt by Invacare of the ordered Motors, whichever occurs later.

4.9 Extra Charges. The purchase price for Motors to be paid by Invacare pursuant to Section 4.6 is intended to be all inclusive (F.O.B. UPP's plant, Frederick, Colorado) and no additional charges of any kind whatsoever shall be levied upon or paid by Invacare with respect to Motors including, without limitation, charges with respect to packaging, insurance, use, excise or other tax or assessment (other than federal, state or local use or excise taxes or assessments to the extent permitted and invoiced in accordance with Section 4.10 of this Agreement). UPP shall have sole responsibility for payment of all such charges unless specifically agreed to in writing in advance by Invacare.

4.10 Taxes. The purchase price for Motors under this Agreement shall exclude any federal, state or local use or excise taxes levied upon or measured by the sale, sales price or use of goods. All such taxes lawfully applicable shall be listed separately on UPP's invoice. If such applicable tax is not separately listed, UPP assumes responsibility for the payment of such taxes and shall indemnify and hold Invacare harmless from any and all liability in connection with such taxes. Tax exemption certificates or other evidence of exemption furnished by Invacare shall be accepted by UPP in lieu of such taxes.

4.11 Technical Cooperation. During the Term of this Agreement, UPP shall use its commercially reasonable efforts to support Invacare's use of Motors and otherwise cooperate with Invacare in maximizing its use of the Motors. Invacare shall have reasonable access to UPP's personnel and facilities during the term of this Agreement and will be permitted to observe and assist with the manufacturing setup in a commercially-reasonable manner.

4.12 Mutual Savings. During the Term of this Agreement, the parties will undertake commercially reasonable efforts to develop mutual savings programs including, without limitation programs relating to raw material supply arrangements, returnable packaging, inventory management and order entry.

4.13 Audit. During the Term of this Agreement, either party may request, no more frequently than is commercially reasonable, an independent audit to confirm the other party's compliance with the terms of this Agreement. The cost of such audit shall be paid by the party requesting the same, unless the audit shall reveal that one party is not in compliance with the terms hereof; in which case such party shall pay the cost of the audit.

V. Tooling

5.1 Ownership and Exclusive Use. UPP agrees that the Tooling, is owned by Invacare and shall have been paid for by Invacare. The foregoing is and shall remain, while in the possession of UPP, the property of Invacare and shall only be used by UPP for the manufacture of Motors to be delivered to Invacare unless otherwise permitted by Invacare in writing. Such property, and whenever practical, each individual item thereof; shall be plainly marked by UPP as the "Property of INVACARE CORPORATION".;

5.2 Warranty. If the Tooling is in the possession of UPP on the date this Agreement is executed, then UPP warrants to Invacare that the Tooling is in its possession as of the date of execution of this Agreement and is not encumbered in any way as a result of any act or omission of UPP.

5.3 Covenants. During the Term and until such time as the Tooling is returned to Invacare in accordance with the terms hereof, UPP covenants that it will (i.) not allow the Tooling to become encumbered in any way as a result of any act or omission of UPP, (ii.) not move the Tooling to a location different from the address of UPP as stated herein without prior written consent of Invacare; (iii.) maintain and keep the Tooling in good repair at its own expense; (iv.) insure the Tooling in a manner consistent with normal industry practices; and (v.) at the expiration or termination of this Agreement, allow removal of the Tooling at Invacare's written request and, upon receipt of such request, it shall prepare the Tooling for shipment and shall have it delivered to Invacare, at Invacare's expense, in the same condition as originally received by UPP, ordinary wear and tear excepted.

5.4 Taxes, Assessments and Warehouseman Status. All taxes and assessments as may be charged, assessed or imposed upon such Tooling not related to the ownership thereof while in the possession or control of UPP shall be borne and discharged by UPP. In holding and maintaining the Tooling, UPP shall not be considered a warehouseman under the law of any state.

5.5 UCC Filing. UPP grants Invacare a security interest, and agrees to execute and deliver to Invacare an appropriate UCC form which with respect to the Tooling, identifies UPP as a bailee and Invacare as an owner/bailor and UPP further agrees that Invacare may cause such UCC form to be filed in the government recording offices as determined by Invacare.

VI. Motor Warranties

6.1 Warranty of Motor. UPP hereby expressly warrants, for a period of 18 months after retail purchase of the wheelchair into which each Motor is installed, that such Motor shall be of merchantable quality, free from defects in materials and workmanship and fit for their intended use in Invacare's manufacturing process and shall conform strictly to, and without variance from the Specifications as set forth in Exhibit 1.4 to this Agreement, as such Specifications and Exhibit may be amended and/or supplemented from time to time by mutual agreement of the parties.

6.2 Warranty of Title. UPP hereby expressly warrants that title to Motors conveyed to Invacare shall be good and that all such Motors shall be delivered free and clear of any security interest or other lien or encumbrance.

6.3 Warranty against Infringement: Indemnification.

(a) UPP. UPP expressly warrants that, except with respect to any components or technology of Invacare that are incorporated into the Motors with Invacare's consent ("Invacare Components"), the Motors do not infringe on any United States or foreign patent or on any other right of any other person. Except with respect to any Invacare Components, UPP shall hold and save Invacare, its successors, assigns, customers and users harmless from loss and/or liability or loss of any nature or kind arising out of or existing because of the infringement or alleged infringement of any patent by reason of the manufacture, sale or use of any goods furnished hereunder. Invacare shall notify UPP in writing of any suit filed against it or its customers on account of any such infringement or alleged infringement, and at UPP's request shall give UPP control of the defense of such suit, insofar as Invacare has the authority to do so, and information and assistance for the same, all at UPP's expense. In the event that Invacare should be enjoined in such suit or proceeding from using any part of a Motor delivered hereunder, UPP, at its option, shall promptly either (i) secure termination of the injunction or liability at UPP's expense, (ii) replace said Motor with non-infringing goods or modify the Motor to become non-infringing all at UPP's expense or (iii) terminate this Agreement.

(b) Invacare. Invacare expressly warrants that the wheelchairs into which Motors are installed do not infringe on any United States or foreign patent or on any other right of any other person. Invacare shall hold and save UPP, its successors, assigns, customers and users harmless from loss and/or liability or loss of any nature or kind arising out of or existing because of the infringement or alleged infringement of any patent by reason of the manufacture, sale or use of any goods furnished hereunder. UPP shall notify Invacare in writing of any suit filed against it or its customers on account of any such infringement or alleged infringement, and at Invacare's request shall give Invacare control of the defense of such suit, insofar as Invacare has the authority to do so, and information and assistance for the same, all at Invacare's expense.

6.4 Performance Complying With Law. In performance of work under this Agreement or under any Release Order, UPP shall comply in all material respects with all applicable federal, state and local laws and regulations and shall indemnify and hold Invacare harmless from any cost, loss or liabilities resulting from UPP's failure to so comply. Invacare shall comply in all material respects with all applicable federal, state and local laws and regulations and shall indemnify and hold UPP harmless from any cost, loss or liabilities resulting from Invacare's failure to so comply.

6.5 Survival of Warranties. The warranties set forth in this Section VI shall survive any inspection, delivery, acceptance of, or payment by Invacare for Motors.

6.6 Notice. Invacare shall give UPP written notice of any breach of warranty with respect to Motors as soon as reasonably possible after Invacare's discovery of any such breach.

6.7 Disclaimer: Damages. UPP MAKES NO INDEMNITY, REPRESENTATION OR WARRANTY, EITHER EXPRESS OR IMPLIED, AND NO WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO THE MOTORS EXCEPT FOR THE WARRANTIES AND INDEMNITIES EXPRESSLY SET FORTH IN THIS AGREEMENT. Each party expressly agrees that it shall be responsible for all damages caused by its breach or other noncompliance with the terms of this Agreement, including consequential and incidental damages.

VII. Representations and Covenants of UPP

7.1 Existence. UPP is a corporation duly organized and validly existing under the laws of the State of Colorado. UPP is qualified to do business in all jurisdictions wherein its ownership of property or the nature of its business requires it to be so qualified. UPP has the legal right and all necessary power and authority to own or hold under lease its properties and to carry on its business as now being conducted.

7.2 Power. Authorization and Consent. The execution, delivery and performance of this Agreement and all of the documents to be delivered by UPP hereunder (i) are within UPP's legal power and authority, (ii) have been duly authorized by all necessary action of the Board of Directors of UPP, (iii) are not in contravention of any provision of law, any provision of the Articles of Incorporation or other charter documents of UPP, any material agreement or indenture by which UPP is bound, or of any other material document to which UPP is bound, and (iv) the same do not require the consent or approval of any governmental body, agency, authority or any other person which has not been obtained. This Agreement constitutes a legal, valid and binding obligation of UPP enforceable (except as the same may be affected by general principles of equity and any bankruptcy, fraudulent conveyance, preferential transfer, avoidance, insolvency or other law relating to the enforcement of creditors' rights), against UPP in accordance with its terms.

7.3 Compliance with Laws. UPP is not in violation of any applicable statute, act, rule, regulation or order of any legislative, administrative or judicial body or official which would materially adversely affect its business, assets, operations, condition or prospects (financial or otherwise) or adversely affect its ability to perform under this Agreement.

7.4 Manufacturing Capacity. As of the date required under the terms of this agreement, UPP has the capability and the capacity to meet Invacare's requirements for Motors as contemplated by this Agreement. UPP acknowledges (i) Invacare's clear reliance upon this representation and covenant in entering into this Agreement and in conducting its supply arrangements accordingly and (ii) the immediate and direct harm and damage to Invacare that will result from UPP's inability to produce Motors required by this Agreement.

7.5 Remedy of Force Majeure. UPP shall notify Invacare immediately upon becoming aware of any event or condition that could establish a claim of force majeure. UPP shall take all commercially reasonably actions and steps to avoid or remedy the condition as to continue performance of this Agreement.

7.6. Full Disclosure. There is no fact known to UPP which has not been disclosed to Invacare which may reasonably be expected to have an adverse effect on UPP's performance under this Agreement. No representation or warranty of UPP contained in this Agreement or in any schedule, exhibit or document furnished or to be furnished in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to keep any statements made herein or therein from being misleading.

VIII. Representations and Covenants of Invacare

8.1 Existence. Invacare is a corporation duly organized and validly existing under the laws of the State of Ohio. Invacare is qualified to do business in all jurisdictions wherein its ownership of property or nature of its business requires it to be so qualified. Invacare has the legal right and all necessary power and authority to own or hold under lease its properties and to carry on its business as now being conducted.

8.2 Power, Authorization and Consent. The execution, delivery and performance of this Agreement and of all the documents to be delivered by Invacare hereunder (i) are within Invacare's legal power and authority, (ii) have been duly authorized by all necessary action of the Board of Directors of Invacare, (iii) are not in contravention of any provision of law, any provision of the Articles of Incorporation or other charter documents of Invacare, any material agreement or indenture by which Invacare is or shall in the future be bound, of any other material document to which Invacare is or shall in the future be bound, and (iv) the same do not require the consent or approval of any governmental body, agency, authority or any other person which has not be obtained. This Agreement constitutes a legal, valid and biding obligation of Invacare enforceable (except as the same may be affected by general principles of equity and any bankruptcy, fraudulent conveyance, preferential transfer, avoidance, insolvency or other law relating to the enforcement of creditors' rights), against Invacare in accordance with its terms.

8.3 Compliance with Laws. Invacare is not in violation of any applicable statute, act, rule regulation or order of any legislative, administrative or judicial body or official which would materially adversely affect is business, assets, operations, condition or prospects (financial or otherwise) or adversely affect its ability to perform under this Agreement.

8.4. Full Disclosure. There is no fact known to Invacare which has not been disclosed to UPP which may reasonably be expected to have an adverse effect on Invacare's performance under this Agreement. No representation or warranty of Invacare contained in this Agreement or in any schedule, exhibit or document furnished or to be furnished in connection with this Agreement contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to keep any statements made herein or therein from being misleading.

IX. Termination: Default: Remedies

9.1 Breaches. Any breach of the agreements and provisions of this contract shall permit the parties hereto to exercise any rights or remedies they may have under this Agreement or under law.

9.2 Termination upon Substantial Impairment. Notwithstanding the provisions of Section 3 or Section 9.1 of this Agreement, if either party commits a breach which substantially impairs the value of this Agreement to the other party and has not cured such breach within thirty (30) days after receipt of written notice thereof, the aggrieved party shall have the right to terminate this Agreement upon written notice to the breaching party.

9.3 Automatic Termination. Notwithstanding the provisions of Sections 3, 9.1, or 9.2, this Agreement shall terminate immediately in the event that any party hereto shall have (i) ceased to do business as a going concern, (ii) made a general assignment for the benefit of creditors, (iii) filed a petition seeking the reorganization, arrangement, composition, adjustment, liquidation or dissolution of such party or seeking similar relief under any other statute, law or regulation, or seeking the appointment of a trustee, receiver, assignee, liquidator or similar office of the court for a substantial part of its properties or (iii) had filed against it any such petition and such petition has not been dismissed for a period of 90 days.

9.4. Consequences of Termination. Termination of this Agreement in accordance with the foregoing provisions will not affect the rights and obligations of the parties with respect to Release Orders given by Invacare prior to the effective date of the termination or terminate liabilities arising out of conduct prior to the actual date of termination. Otherwise, all rights and obligations of the parties under this agreement shall cease to exist upon termination of this Agreement; provided, however, that (i) all warranties and indemnities of the parties and the obligations under 4.6(c) shall survive termination and (ii) the party terminating this Agreement because of breach by the other party shall have the right to seek damages and equitable relief on account of such breach.

9.5 Specific Performance. UPP acknowledges that Invacare is relying on UPP to be an assured source of supply for Invacare and that a breach by JJPP of its obligation to sell Motors will disrupt the production of Invacare in a manner that can not be reflected by money damages. Accordingly, UPP hereby agrees that Invacare shall be entitled to specific performance of UPP's obligations hereunder.

9.6 Reservation of Remedies. The rights, powers and remedies which may be given or reserved to the parties by this Agreement shall be cumulative in addition to all other and further remedies provided by law. This Agreement shall not be construed to deprive the parties of any other rights, powers and remedies otherwise given by law or at equity. No waiver by either party of any breach, default or violation of any term warranty, representation, agreement, covenant, condition or provision hereof shall constitute a waiver of any subsequent breach, default or violation of the same or other term warranty, representation, agreement, covenant, condition or provision.

X. Force Majeure

10.1 General. Neither party shall be liable to the other for delay in any performance or failure to render any performance under this Agreement when such delay or failure is beyond the reasonable control of and without intentional wrongdoing or bad faith of the party asserting the claim of force majeure. A "force majeure" shall include, but not be limited to, any acts of God, strikes, lockouts, or other labor disputes or industrial disturbances, civil disturbances, shortages of raw materials or energy, acts, directives or binding orders of any court or governmental authority or person purporting to act therefor and such orders or regulations (regardless of the validity of such order or regulation) of governmental bodies or agencies asserting jurisdiction as would inhibit or prohibit performance required by this Agreement.

10.2 Suspension: Cancellation upon Force Majeure. With respect to a party to this Agreement, the other party will be correspondingly relieved of its obligations to perform pursuant to this Agreement as long as such force majeure shall be continuing. In the event that the condition of force majeure shall continue for the lesser of (i) thirty (30) days or (ii) in a period of time such that this Agreement shall become commercially impracticable, the parties shall each have the right to cancel this Agreement. During a period of suspension pursuant to this Section, UPP and Invacare agree that Invacare shall be entitled to purchase Motors from any third party without liability to UPP under this Agreement because of any such purchases.

10.3 Obligations. Section 10 shall in no way affect the obligation of either party with respect to obligations incurred hereunder prior to the event of force majeure.

XI. Miscellaneous

11.1 Indemnification. UPP and Unique shall indemnify and hold Invacare harmless against all claims, actions, costs, losses, liabilities and damages including, without limitation, reasonable attorney's fees, on account of or related to, in whole or in part, any claims of injuries to persons or damage to property based in whole or in part upon any defect in design or manufacture or nonconformity in any Motor. Invacare shall indemnify and hold UPP harmless against all claims, actions, costs, losses, liabilities and damages including, without limitation, reasonable attorney's fees, on account of or related to, in whole or in part, any claims of injuries to persons or damage to property based in whole or in part upon any defect or nonconformity in any wheelchair, except to the extent that any such claim, action, cost, loss, liability or damage results from a defective or nonconforming Motor. Each party shall indemnify and hold the other party to this Agreement harmless against all claims, actions, costs, losses, liabilities and damages including, without limitation, reasonable attorney's fees, on account of or related to, in whole or in part, any (i) act or omission of such party or its agents, employees or subcontractors or (ii) any other breach or alleged breach by such party of any of its obligations under this Agreement or any Release Order.

11.2 Agency. This Agreement does not constitute UPP or Invacare as agent of the other and neither party shall hold the other out to be its legal representative, agent or employee for any purpose whatsoever.

11.3 Notices. All notices, requests, consents and other communications required or permitted hereunder shall be in writing and shall be personally delivered, electronically delivered by facsimile or telex, mailed by overnight mail service or mailed by certified mail, return receipt requested, postage prepaid to the following addresses or to such other addresses as the parties hereto may designate in writing:

If to UPP:

                    Unique Power Products, Inc.
                    7501 Miller Drive
                    Frederick, CO 80530
                    Attention: Donald A. French
                    Telecopy No.: 303/684-0579

If to Unique:

Unique Mobility, Inc
425 Corporate Circle
Golden, CO 80401
Attention: Donald A. French
Telecopy No.: 303/278-7007

If to Invacare:

Invacare Corporation
One Invacare Way
Elyria, OH 44035
Attention: Thomas R. Miklich
Telecopy No.: 440/366-9008

All such notices, requests, consents and other communications shall be deemed to be properly given when delivered personally, or, if sent by U.S. mail, as of the date on the return receipt, or if sent by overnight mail service, the next business day after delivery to the overnight mail service, or if sent electronically, upon verification of receipt.

11.4. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but on and the same instrument.

11.5 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Colorado.

11.6 Integration: Construction. This Agreement, together with the Confidentiality Agreement and License Agreement, shall comprise the complete agreements of the parties hereto and shall supersede all prior agreements, written or oral, pertaining to the subject matter hereof This Agreement has been drafted with the joint participation of the parties hereto and shall be construed to be neither against nor in favor of UPP or Invacare.

11.7 Waivers and Amendments. No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

11.8 Attorneys' Fees. Each party to this Agreement shall bear its own legal fees and any and all other expenses relating to the transactions contemplated in this Agreement. If any party institutes any action or proceeding to enforce this Agreement or any provision here or for damages by reason of any alleged breach of this Agreement or of any provisions thereof or for a declaration of rights hereunder, then the prevailing party in any such action or proceeding shall be entitled to receive from the other party all costs and expenses, including reasonable attorneys fees, incurred by the prevailing party in connection with such action or proceeding.

11.9 Headings. The table of contents and headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

11.10 Exhibits. Each Exhibit referred to herein and attached hereto is an integral part of this Agreement and is incorporated hereby by this reference.

11.11 Successors and Assigns. This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns.

11.12. Survival of Representations and Warranties. All agreements, representations and warranties contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby.

11.13 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

11.14 Assignment. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party.

1N WITNESS WHEREOF the parties have executed this Supply Agreement as of the day and year first written above.

 INVACARE CORPORATION

By: /s/
Name:
Title:

UNIQUE POWER PRODUCTS, INC.

By: /s/
Name:
Title:

UNIQUE MOBILITY, INC.

By: /s/
Name:
Title: